Exhibit 5(a)

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

September 4, 2009

John Hancock Life Insurance Company (U.S.A.)

601 Congress Street

Boston, MA 02110

Re:	John Hancock Life Insurance Company (U.S.A.) Notes

Ladies and Gentlemen:

We have acted as counsel to John Hancock Life Insurance Company (U.S.A.), a stock life insurance company organized under the laws of the state of Maine and redomesticated and existing under the laws of the state of Michigan (the “Company”), in connection with the preparation of a joint Registration Statement on Form F-3 (the “Registration Statement”) filed by Manulife Financial Corporation, a Canadian corporation and indirect parent of the Company (“Manulife”), and the Company with the Securities and Exchange Commission (the “Commission”) on September 4, 2009. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $1,985,782,000 in initial offering price of the Company’s medium term notes, which have maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee of the Company’s payment obligations under the Notes by Manulife. The Notes are to be (i) issued under an Indenture, to be entered into by the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”); (ii) sold pursuant to the terms of a Selling Agent Agreement to be entered into by the Company and the agents named therein (the “Selling Agent Agreement”); and (iii) guaranteed by Manulife pursuant to the terms of a Subordinated Guarantee to be entered into by Manulife (the “Subordinated Guarantee”). The form of Selling Agent Agreement and the form of Subordinated Guarantee will be filed as exhibits to the Registration Statement. The executed Indenture will be filed as an exhibit to the Registration Statement pursuant to a pre-effective amendment thereto.

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the form of Indenture; (iii) the form of Subordinated Guarantee; (iv) the form of Selling Agent Agreement; (v) the Company’s Restated Articles of Organization, as currently in effect; (vi) the Company’s Amended and Restated Bylaws, as currently in effect; (vii) resolutions adopted by the Executive Committee of the Board of Directors of the Company relating to the filing of the Registration Statement and related matters; and (viii) a Certificate of Compliance dated September 3, 2009. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | PALO ALTO | SAN DIEGO | LONDON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

John Hancock Life Insurance Company (U.S.A.)

September 4, 2009

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bars of the Commonwealth of Massachusetts and the State of New York, and we do not express any opinion as to the laws of any jurisdictions other than the Commonwealth of Massachusetts and the State of New York. In so far as the opinions expressed herein relate to matters governed by the laws of Michigan, we have provided our opinion as if the laws of the Commonwealth of Massachusetts applied to such matters. No opinion is expressed herein with respect to the qualification of the Notes under the securities or blue-sky laws of any state or any foreign jurisdiction. The Notes may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, we are of the opinion that, when the Selling Agent Agreement, Indenture and Subordinated Guarantee are executed by the parties thereto and when each series of Notes has been issued and sold in accordance with the terms of the Indenture and the Selling Agent Agreement, such Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Notes may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

For purposes of the opinions rendered above, we have assumed that the Company will at all times in the future (i) be duly organized and validly existing as a corporation under the laws of the State of Michigan and (ii) have the corporate power and authority to issue and sell the Notes. As of the date of this opinion, the Company is duly organized and validly existing as a

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

John Hancock Life Insurance Company (U.S.A.)

September 4, 2009

corporation under the laws of the State of Michigan and has the corporate power and authority to issue and sell the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.